Exhibit 10( j )

Regent Communications, Inc.
Schedule of Director Compensation

     Each non-management director of Regent Communications, Inc. currently receives an annual cash retainer of $12,000, paid $1,000 per month for his service as director, as well as reimbursement for reasonable out-of-pocket expenses incurred by him in connection with his duties as a director, including attending meetings of the Board and any committees thereof. The chair of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee receives an additional annual cash retainer of $5,000, $2,500 and $2,500, respectively, for the additional services required of the Committee chair. Directors that serve on a committee receive $1,000 for each committee meeting that they attend, either in person or via telephone. Directors who are employees of the Company receive no additional fees for serving as a director.

     In accordance with the Regent Communications, Inc. 2001 Directors’ Stock Option Plan, each non-management director receives 5,000 stock options annually for his service as a director. Newly elected directors receive a grant of 10,000 stock options at the first board meeting following his election, per the provisions of the plan.